Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
THE EASTERN COMPANY
(Conformed Copy – As of April 29, 2016)
FIRST:	That the name of the corporation is The Eastern Company.
SECOND:	That said corporation is to be located in the Town of Naugatuck, in the State of Connecticut.
THIRD:	That the nature of the business to be transacted and the purposes to be promoted or carried out by the said corporation are as follows:
To manufacture, cast, alter, mold, or otherwise employ malleable or other iron, steel, manganese, nickel, copper, brass, or other composition metal, coke, and all or any articles consisting or partly consisting, of malleable or other iron, steel, manganese, nickel, copper, brass or other composition metal, wood, and all or any products thereof, either in this state or in any other state, territory or country; to buy, sell, manufacture, and deal in minerals, plant, machinery, implements, and things capable of being used in connection with metallurgical operations, or required by workmen and others employed by the company in such operations, either in this state or in any other state, territory or country; to own, acquire, construct, enlarge, improve, operate and carry on works for smelting, parting, refining, or working any such metals, or the products thereof, either in this state or in any other state, territory or country; to acquire by contracts, purchase, subscription, or otherwise, and to sell or hold as an investment any bonds or other securities or evidence of indebtedness of any other corporation or corporations, association, or associations, either of this state or of any other state, territory or country; and in furtherance of such business and purposes it shall have the power to do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes, or the attainment of one or more of the objects herein enumerated, or incidental to the powers herein named, or which shall at any time appear conducive or expedient for the protection or benefit of the corporation.
FOURTH:
The authorized capital stock of the corporation shall consist of fifty million (50,000,000) shares of common stock, having no par value, one million (1,000,000) shares of a single class of voting preferred stock having no par value, and one million (1,000,000) shares of a single class of non-voting preferred stock having no par value.

FIFTH:	The terms, limitations and relative rights and preferences of each class of shares and series thereof are as follows:
(a)
Subject to the rights of the preferred stock, dividends may be paid upon the common stock as and when declared by the Board of Directors out of funds legally available for payment of dividends. In the event of any liquidation, dissolution or winding-up of the corporation, whether voluntary or involuntary, subject to the rights of the preferred stock, the remainder of the assets of the corporation shall be distributed pro rata to the holders of the common stock. Each outstanding share of common stock shall be entitled to one vote on each matter submitted to a vote at all meetings of shareholders.

(b)
Shares of the class of voting preferred stock may be divided into and issued in series. Shares of the class of voting preferred stock, or any series thereof, may be convertible into the same or a different number of authorized shares of common stock or of non-voting preferred stock or any combination thereof. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences, including conversion rights, if any, or the class of voting preferred stock and to establish series within such class and to fix and determine the variations as among series. Each outstanding share of voting preferred stock shall be entitled to one vote on each matter submitted to a vote at all meetings of shareholders.

(c)
Shares of the class of non-voting preferred stock may be divided into and issued in series. Shares of the class of non-voting preferred stock, or any series thereof, may be convertible into the same or a different number of authorized shares of common stock or of voting preferred stock or any combination thereof. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences, including conversion rights, if any, of the class of non-voting preferred stock and to establish series within such class and to fix and determine the variations as among series. The shares of said class of non-voting preferred stock shall not be entitled to vote except when required under the General Statutes of the State of Connecticut.

SIXTH:	That the amount of capital stock with which this corporation shall commence business is Ten Million Dollars ($10,000,000)
SEVENTH:	That the duration of said corporation is unlimited.
EIGHTH:
No stockholder of the corporation shall by reason of his holding shares of capital stock of the corporation have any pre-emptive or preferential rights to purchase or subscribe to any shares of any class of stock of the corporation, now or hereafter to be authorized, or to any notes, debentures, bonds or other securities (whether or not convertible into or carrying options or warrants to purchase shares of any class of capital stock) now or hereafter to be authorized, excepting only such pre-emptive or preferential rights, warrants or options as the Board of Directors in its discretion may grant from time to time.

NINTH:
Each member of the Board of Directors of the corporation shall be elected by the stockholders at the annual meeting of the stockholders, and shall serve for a term of one year.  Except in a contested election, directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election of directors at the annual meeting of the stockholders at which a quorum is present (that is, if the votes cast for a nominee’s election as a director exceed the votes cast against such nominee’s election as a director).  In a contested election, directors shall be elected by a plurality of the votes cast at such annual meeting.  An election shall be considered to be contested if, as of the record date for such annual meeting, there are more nominees for election to the Board of Directors than there are positions on the Board of Directors to be filled by election at the annual meeting.  Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders.

At the annual meeting of stockholders in 2017, the term of the directors elected in 2014 shall expire, and their successors shall be elected for a term of one year.  At the annual meeting of stockholders in 2018, the term of the directors elected in 2015 and 2017 shall expire, and their successors shall be elected for a term of one year.  At the annual meeting of stockholders in 2019, the term of the directors elected in 2016, 2017 and 2018 shall expire, and their successors shall be elected for a term of one year.  At each annual meeting thereafter, the term of all of the directors shall expire and their successors shall be elected for a term of one year.
TENTH:
To the extent permitted by Section 33-290(c)(2) of the Connecticut General Statutes  and  as the same may be amended or supplemented from time to time, the personal liability of the directors to the corporation or its shareholders for  monetary damages for breach  of duty as a director shall be limited to an amount equal to the compensation received by the director for serving the corporation during the year of the violation.